Ekso Bionics Reports Fourth Quarter and Year End 2020 Results
RICHMOND, Calif., February 25, 2021 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three and twelve months ended December 31, 2020.

Recent Highlights and Accomplishments
•Reported revenue of $2.3 million in the fourth quarter of 2020, compared to $3.7 million in the same period of 2019
•Achieved gross margins of approximately 60% in the fourth quarter of 2020, compared to 50% in the same period of 2019
•Cash at December 31, 2020 was $12.9 million, compared to $10.9 million at December 31, 2019
•Received $40 million in gross proceeds from February 2021 public offering
•Lowered cash used in operations by 45% to $8.8 million in 2020, compared to $15.8 million in 2019

“Through increased customer engagement levels and promising traction gained by our new subscription selling model, our fourth quarter 2020 revenues reflect continued execution of our commercial strategy in a challenging selling environment,” said Jack Peurach, President and Chief Executive Officer of Ekso Bionics. “Led by our virtual training solutions and educational webinars, our ability to adapt to a digital platform allowed us to maintain consistent customer access and showcase positive patient outcomes from our EksoNR devices. On the industrial front, we are encouraged by the growing customer excitement for EVOTM as well as promising order trends across multiple key industry verticals. With the strong backing from our shareholders following our recently closed $40 million public offering, we are excited to have the financial flexibility that will support our growth strategy in 2021 and beyond.”

Fourth Quarter 2020 Financial Results

Revenue was $2.3 million for the quarter ended December 31, 2020, compared to $3.7 million for the same period in 2019. Revenue in the fourth quarter of 2020 included approximately $2.1 million in EksoHealth revenue and approximately $0.2 million in EksoWorks revenue. The Company booked a total of 14 EksoNR units in the fourth quarter of 2020, including 4 rental units.

Gross profit for the quarter ended December 31, 2020 was $1.4 million, compared to $1.9 million in the same period in 2019, representing a gross margin of approximately 60% in the fourth quarter of 2020, compared to a gross margin for the same period in 2019 of 50%. The overall increase in gross margin is primarily due to higher average selling prices and lower production costs of the Company’s EksoNR devices, and the introduction of EVO.

Sales and marketing expenses for the quarter ended December 31, 2020 were $1.8 million, a decrease of $1.0 million, or approximately 35%, compared to the same period in 2019. The decrease was primarily due to lower employee and selling expenses and lower general marketing and trade show expenses.

Research and development expenses for the quarter ended December 31, 2020 were $0.7 million, compared to $0.6 million for the same period in 2019, an increase of $0.1 million. The increase was primarily due to higher product development activity expenses.

General and administrative expenses for the quarter ended December 31, 2020 were $1.9 million, compared to $1.4 million for the same period in 2019, an increase of $0.5 million, or approximately 34%. The increase was primarily due to higher non-salary compensation expenses.

Loss on warrant liabilities for the quarter ended December 31, 2020 was $1.5 million due to the revaluation of warrants issued in 2019 and 2020, compared to a $0.3 million gain associated with the revaluation of warrants issued in 2015 and 2019 for the same period in 2019.

Net loss applicable to common stockholders for the quarter ended December 31, 2020 was $4.0 million, or $0.48 per basic and diluted share, compared to net loss of $2.7 million, or $0.53 per basic and diluted share, for the same period in 2019.

Full Year 2020 Financial Results

Revenue for the full year ended December 31, 2020 was $8.9 million, which includes approximately $8.1 million in EksoHealth revenue and $0.8 million in EksoWorks revenue, compared to $13.9 million in revenue for the same period in 2019. The decrease in revenue for the full year 2020 period was due to a decrease in volume of medical device sales driven by the impact of COVID-19, as customers shifted priorities to prepare for and manage their business during the pandemic.

Gross profit for the full year ended December 31, 2020 was approximately $5.1 million, representing a gross margin of approximately 57%, compared to gross profit of $6.8 million for the same period in 2019, representing a gross margin of 49%. The increase in gross margin was primarily due to higher average selling prices and lower production costs of the Company’s EksoNR devices, and the introduction of EVO.

Sales and marketing expenses for the full year ended December 31, 2020 were $7.8 million, compared to $11.4 million for the same period in 2019, a decrease of $3.6 million. The decrease was primarily due to lower employee and selling expenses, lower general marketing and trade show expenses and a decrease in clinical trial activities due the completion of the Company’s main clinical trial in the first quarter of 2019.

Research and development expenses for the full year ended December 31, 2020 were $2.5 million, compared to $4.6 million in the same period in 2019, a decrease of $2.1 million. The decrease was primarily due to lower employee expenses and lower patent and licensing costs.

General and administrative expenses for the full year ended December 31, 2020 were $7.7 million, compared to $7.4 million in the same period in 2019, an increase of $0.3 million primarily due to an increase in legal expense.

Loss on warrant liabilities for the full year ended December 31, 2020 was $3.1 million due to the revaluation of warrants issued in 2015, 2019 and 2020, compared to a $6.4 million gain associated with the revaluation of warrants issued in 2015 and 2019 for the same period in 2019.

Net loss applicable to common shareholders for the full year ended December 31, 2020 was $15.8 million, or $2.21 per basic and diluted share, compared to $12.1 million, or $2.53 per basic and diluted share, for the same period in 2019.

Cash on hand at December 31, 2020 was $12.9 million, compared to $10.9 million at December 31, 2019. For the full year ended December 31, 2020, the Company used $8.8 million of cash in operations, compared to $15.8 million for the same period in 2019.

Capitalization Update

On February 11, 2021, the Company completed a public offering selling 3,902,440 shares at a price of $10.25 per share that generated gross proceeds of $40 million. Ekso intends to use the net proceeds from the offering for working capital and other general corporate purposes, which may include repayment of debt, acquisitions and other business opportunities.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET to discuss the Company’s financial results and recent business developments.

Investors interested in listening to the conference call may do so by dialing 877-407-3036 for domestic callers or 201-378-4919 for international callers. A live webcast of the event will be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here.

A replay of the call will be available for two weeks by dialing 877-660-6853 for domestic callers or 201-612-7415 for international callers, using Conference ID: 13715338. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) customer engagement, (ii) market acceptance of the Company’s products, (iii) adequacy of the Company’s financial resources to implement its strategic plan, and (iv) the assumptions underlying or relating to any statement described in points (i) through (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements and as of the period and year ended December 31, 2020, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 that are required to be included in such report, the ongoing COVID-19 pandemic and its impact on the Company’s financial condition and business, the highly competitive markets in which the Company’s products are sold, the Company's significant losses to date and anticipated future losses, the new and unproven nature of the market for the Company’s products, the long and variable sales cycles for the Company’s products, the factors outside the Company’s control that affect the international sales of its products, the costs related to and impacts of potential failure of the Company to obtain or maintain protection for the Company's intellectual property rights, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, and risks related to product liability, recall and warranty claims.

These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements.

Contact:
David Carey
212-867-1768
investors@eksobionics.com

Ekso Bionics Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2020	2019	2020	2019

Revenue	2,254	3,719	8,882	13,917
Cost of revenue	893	1,865	3,812	7,153
Gross profit	1,361	1,854	5,070	6,764

Operating expenses:
Sales and marketing	1,780	2,730	7,752	11,398
Research and development	712	565	2,474	4,596
General and administrative	1,866	1,397	7,702	7,409
Impairment of goodwill	—	—	189	—
Restructuring	—	—	244	—
Total operating expenses	4,358	4,692	18,361	23,403

Loss from operations	(2,997)	(2,838)	(13,291)	(16,639)

Other income (expense), net:
Interest expense	(26)	(68)	(139)	(384)
(Loss) gain on revaluation of warrant liabilities	(1,477)	329	(3,056)	6,376
Loss on modification of warrant	—	—	—	(257)
Warrant issuance expense	—	(389)	(329)	(1,096)
Other income (expense), net	524	244	990	(132)
Total other (expense) income, net	(979)	116	(2,534)	4,507
Net loss	$(3,976)	$(2,722)	$(15,825)	$(12,132)

Basic and diluted net loss per share	$(0.48)	$(0.53)	$(2.21)	$(2.53)

Weighted average number of shares of common stock outstanding, basic and diluted	8,328	5,120	7,164	4,794

Ekso Bionics Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	December 31,	December 31,
	2020	2019
Assets	(unaudited)
Current assets:
Cash	$12,862	$10,872
Accounts receivable, net	3,389	5,208
Inventories, net	1,978	2,489
Prepaid expenses and other current assets	191	238
Total current assets	18,420	18,807
Property and equipment, net	1,172	1,657
Right-of-use assets	685	1,084
Goodwill	—	189
Other assets	320	178
Total assets	$20,597	$21,915
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	1,501	1,903
Accrued liabilities	1,429	1,683
Deferred revenues, current	1,496	1,492
Note payable, net, current	—	2,333
Lease liabilities, current	548	421
Total current liabilities	4,974	7,832
Deferred revenue	1,806	1,789
Notes payable, net	3,075	407
Lease liabilities	233	711
Warrant liabilities	6,037	4,307
Other non-current liabilities	38	72
Total liabilities	16,163	15,118
Stockholders' equity:
Common stock	8	6
Additional paid-in capital	204,376	190,019
Accumulated other comprehensive (loss) income	(847)	50
Accumulated deficit	(199,103)	(183,278)
Total stockholders' equity	4,434	6,797
Total liabilities and stockholders' equity	$20,597	$21,915